                                                                    Exhibit 99.1

[GEN-PROBE LOGO]

CONTACTS:

Gen-Probe Incorporated                        Euro RSCG Life NRP
Anne Simmons                                  Jeannine Medieros
Investor Relations Department                 Vice President
Tel:  858-410-8904                            Tel:  415-901-3709
annes@gen-probe.com                           jeanninemedieros@eurorscg.com

FOR IMMEDIATE RELEASE

             GEN-PROBE REPORTS THIRD QUARTER 2003 FINANCIAL RESULTS

                    Record Quarterly Revenue Trend Continues

SAN DIEGO, OCTOBER 30 -- Gen-Probe Incorporated (Nasdaq: GPRO) today reported its financial results for the third quarter and nine months ended September 30, 2003. Total revenues for the third quarter of 2003 were $52.3 million, compared to $42.8 million for the third quarter of 2002, an increase of 22%. Product sales for the third quarter of 2003 were $47.9 million, compared to $40.9 million for the third quarter of 2002, an increase of 17%. Net income for the third quarter was $8.9 million, or $0.18 per diluted share, compared to net income of $4.4 million, or $0.09 per diluted share, in the third quarter of 2002, an increase of 100%. The per share figures have been adjusted to reflect the two-for-one stock split effected by means of a 100% stock dividend distributed on September 30, 2003.

For the first nine months of 2003, the Company's revenues were $149.1 million, compared to $111.4 million for the same period in 2002, an increase of 34%. Net income for the first nine months of 2003 was $25.7 million, compared to a net income of $8.1 million for the same period in 2002. This represents an increase of 217%.

Revenues and net income for the third quarter of 2003 benefited from an increase in blood screening product sales and the commencement of revenue from our West Nile virus test shipments that were made within the United States through our collaboration with Chiron. The revenues related to our West Nile virus test are reflected in collaborative research revenues, as this test is being shipped under an investigational new drug (IND) application.

"We continue to demonstrate excellent top line revenue performance through successful execution in our core clinical diagnostics and blood screening businesses", said Henry L. Nordhoff, chairman, president and chief executive officer of Gen-Probe. "Within the third quarter, we completed several key initiatives in an effort to ensure the continued growth and success of Gen-Probe. All major development efforts, including the planned commercial launch of the TIGRIS(TM) System for clinical diagnostic applications, initiation of clinical trials of the Gen-Probe/Chiron Ultrio(TM) Assay on both the eSAS and TIGRIS System, and continued development and support of the West Nile virus blood screening assay, remain on track."

Third Quarter Highlights:

- HIV-1/HCV blood screening product sales represented $19.8 million, or 41.3%, of product sales in the third quarter of 2003, compared to $15.3 million, or 37.4%, of product sales in the third quarter of 2002. Gen-Probe's blood screening assay is marketed worldwide by Chiron Corporation as the Procleix(R) System.

- For the third quarter of 2003, cost of product sales decreased $3.9 million to $10.8 million, or 22.6% of product sales revenues, compared to $14.7 million, or 36.0% of product sales revenues for the three months ended September 30, 2002. This decrease in cost of sales was primarily related to manufacturing costs that were absorbed by research and development for the production of pre-commercial development lots and cost classification changes implemented in early 2003 that reduced operating costs and manufacturing overhead.

- Research and development (R&D) expenses totaled $16.8 million, or 32.2% of total revenues for the three months ended September 30, 2003. This represents an increase of $6.7 million from R&D expenses of $10.1 million, or 23.7% of total revenues, for the three months ended September 30, 2002. This increase was primarily the result of expenses incurred related to the production of pre-commercial development lots for Ultrio, our combination test for HIV-1, hepatitis C virus (HCV) and hepatitis B virus (HBV), and for the West Nile virus test.

- Gen-Probe continues its strong cash position: As of September 30, 2003, the Company had $141 million of cash, cash equivalents and short-term investments and no long-term debt.

- In August, Gen-Probe paid approximately $7.2 million dollars in cash for 65.6% of the outstanding shares of Molecular Light Technology Limited ("MLT"), giving the Company a total ownership of 82.6% when added to the 17% previously held by Gen-Probe. MLT is a Welsh biotechnology company from which Gen-Probe licenses the chemiluminescent technology it uses in its Hybridization Protection Assay ("HPA"). Gen-Probe is the exclusive licensee of the MLT technology for disease testing using nucleic acid hybridization. MLT's commercial focus is in the industrial sector.

- West Nile virus assay: In June 2003, Gen Probe's West Nile virus assay was made available for use by blood centers in the U.S. to begin prospective clinical testing of the virus in freshly donated human blood. Gen-Probe's nucleic acid blood screening test for the detection of West Nile virus is currently being used to screen over 80% of the U.S. blood supply under an IND. In the third quarter of 2003, we recognized approximately $1.4 million in revenue from West Nile virus test shipments that were made within the United States through our collaboration with Chiron.

- TIGRIS(TM) System clinical trial and 510(k) filing: In May 2003, Gen-Probe initiated a clinical trial to evaluate the performance of the TIGRIS System, the first fully-automated, high-throughput instrument for amplified nucleic acid testing in clinical diagnostic laboratories. On July 18, 2003, Gen-Probe announced that it had filed its Food and Drug Administration (FDA) Premarket Notification, also called a 510(k) application, ahead of schedule, for U.S. marketing clearance of the TIGRIS System. In the recently completed clinical trial, equivalency between the TIGRIS System and Gen-Probe's existing semi-automated system was shown using the APTIMA(R) Combo 2(TM) assay, Gen-Probe's FDA-approved amplified nucleic acid test ("NAT") for simultaneously detecting Chlamydia trachomatis and Neisseria gonorrhoeae.

- Scientific Advisory Board: Gen-Probe has formed a Scientific Advisory Board, consisting of six distinguished members of the scientific and medical communities, designed to provide strategic input. The members of the advisory board include; Harvey Alter, MD, one of the co-discoverers of hepatitis C virus, Lasker Award winner and preeminent blood bank and hepatitis viral researcher from the National Institute of Health; Daniel Farkas, Ph.D., President of the Association for Molecular Pathology, leader in the field of application of molecular biology in the clinical diagnostic and hospital laboratory at Methodist Hospital and Associate Professor at Baylor College of Medicine; Herb Fritsche, Ph.D., Professor of Pathology and Laboratory Medicine at the University of Texas M.D. Anderson Cancer Center and expert in oncology and tumor markers; Anne Kessler, Ph.D., former VP and Head of Exploratory research at Hoffman-LaRoche, Director at Spectrum Pharmaceuticals and chairman of Science and Development advisory committee at Maxim Pharmaceuticals; Thomas Quinn, MD, appointments at NIAID and Professor of Medicine at Johns Hopkins, internationally known researcher in HIV/AIDS and sexually transmitted diseases; and Doug Richman, MD, Chairman of the Gen-Probe Scientific Advisory Board, Professor at the University of California, San Diego and leader in the field of AIDS and anti-HIV therapy. The advisory board is scheduled to hold its first meeting at Gen-Probe's headquarters on November 10, 2003.

Guidance Update

- The following statements in this "Guidance Update" contain forward-looking statements describing management's current expectations for the future. In accordance with its guidance policy, Gen-Probe does not include the impact of potential transactions in its revenue and earnings estimates until it is certain that such transactions will be completed and will affect revenues and earnings during the period for which guidance is given. Although management's expectations may change after the date of this press release, the Company undertakes no obligation to revise or update these statements.

Gen-Probe is revising its previous guidance for the year 2003 based on the results of the first nine months of the year and its estimates for the remainder of the year. The remainder of the year will continue to benefit from revenues related to the shipments of the West Nile virus assay. Product gross margin levels should remain strong; however, there will be increased levels of research and development costs in the last quarter of the year associated primarily with planned pre-commercial development lots for the Ultrio and West Nile virus assays. Overall, the net impact of these factors contribute to the Company's increased 2003 full year guidance. Revised guidance is as follows:

            o Total revenues increase from the previous guidance of approximately $190 million to $200 million to the revised guidance of approximately $200 million to $205 million.

            o Fully diluted earnings per common share increase from the previous guidance of between $0.60 to $0.63 to the revised guidance of between $0.65 to $0.67.

Quarterly Conference Call

A live webcast of Gen-Probe's third quarter 2003 conference call for investors can be accessed via the Internet at http://www.gen-probe.com beginning at 4:30 PM Eastern Standard Time on October 30, 2003. The webcast will be archived for at least 30 days. A telephone replay of the call will also be available until 10:59 AM CT on November 4, 2003. The replay number is (800) 294-4341 for domestic callers and (402) 220-9773 for international callers.

About Gen-Probe Incorporated

Gen-Probe Incorporated, founded in 1983, is a global leader in the development, manufacture and marketing of rapid, accurate and cost-effective nucleic acid testing products used for the clinical diagnosis of human diseases and for screening donated human blood. Using its patented NAT technology, Gen-Probe has received FDA approvals or clearances for more than 60 products that detect a wide variety of infectious microorganisms, including those causing sexually transmitted diseases, tuberculosis, strep throat, pneumonia and fungal infections. Additionally, the Company developed and manufactures the only FDA-approved blood screening assay for the simultaneous detection of HIV-1 and HCV, which is marketed by Chiron Corporation. Gen-Probe and Bayer Corporation have formed a collaboration to develop, manufacture and market nucleic acid diagnostic tests for certain viral organisms, and under the agreement Bayer has the right to distribute these tests, including the recently approved VERSANT(R) HCV Qualitative Assay. Gen-Probe has 20 years of nucleic acid detection research and product development experience, and its products are used daily in clinical laboratories and blood collection centers throughout the world. Gen-Probe is headquartered in San Diego, California and has approximately 700 employees. Additional information about the Company can be found on the Internet at www.gen-probe.com.

TIGRIS, DTS, APTIMA and APTIMA COMBO 2 are trademarks of Gen-Probe Incorporated.

VERSANT is a trademark of Bayer Corporation.

ULTRIO and PROCLEIX are trademarks of Chiron Corporation.

Any statements in this press release about our expectations, beliefs, plans, objectives, assumptions or future events or performance, including those under the heading "Guidance Update," are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as "believe," "will," "expect," "anticipate," "estimate," "intend," "plan," and "would." For example, statements concerning financial condition, possible or assumed future results of operations, growth opportunities, industry ranking, plans and objectives of management, markets for our common stock and future management and organizational structure are all forward-looking statements. Forward-looking statements are not guarantees of performance. They involve known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to differ materially from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statement. Some of the risks, uncertainties and assumptions that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include but are not limited to: (i) the possibility that the market for the sale of our new products, such as our APTIMA Combo 2 assay, may not develop as expected, (ii) the enhancement of existing products and the development of new products may not proceed as planned, (iii) the risk that our Ultrio Assay and West Nile virus clinical trials may not proceed as planned and may not be successful; (iv) the risk that our Ultrio Assay and West Nile virus products may not be commercially available in the time frames we anticipate, or at all, (v) we may not be able to compete effectively, (vi) we may not be able to maintain our current corporate collaborations and enter into new corporate collaborations, (vii) we may not be able to complete development of our TIGRIS instrument, (viii) we are dependent on Chiron Corporation, Bayer Corporation and other third parties for the distribution of some of our products, (ix) we are dependent on a small number of customers, contract manufacturers and single source suppliers of raw materials, (x) changes in third-party reimbursement policies regarding our products could adversely affect sales of our products,
(xi) changes in government regulation affecting our diagnostic products could harm our sales and increase our development costs, and (xii) our involvement in patent and other intellectual property litigation could be expensive and could divert management's attention.

The foregoing list sets forth some, but not all, of the factors that could affect our ability to achieve results described in any forward-looking statements. For additional information about risks and uncertainties we face and a discussion of our financial statements and footnotes, see documents we have filed with the SEC, including our registration statement on Form S-3 that we filed on August 29, 2003 and all our periodic filings made with the SEC. We assume no obligation and expressly disclaim any duty to update any forward-looking statement to reflect events or circumstances after the date of this news release or to reflect the occurrence of subsequent events.

                             GEN-PROBE INCORPORATED
                           CONSOLIDATED BALANCE SHEETS

                                                                                      DECEMBER 31,    SEPTEMBER 30,
                                                                                         2002            2003
                                                                                       --------        --------
                                                                                                      (UNAUDITED)
                                                                                            (IN THOUSANDS,
                                                                                    EXCEPT SHARE AND PER SHARE DATA)
ASSETS
Current assets:
      Cash and cash equivalents                                                        $ 43,118        $ 37,697
      Short-term investments                                                             64,842         103,027
      Trade accounts receivable, net of allowance for doubtful accounts of $787
        as of December 31, 2002 and $719 as of September 30, 2003                        11,891          14,421
      Accounts receivable - other                                                         1,024           2,406
      Inventories                                                                        12,928          14,999
      Deferred income taxes                                                               7,178           8,893
      Prepaid expenses and other current assets                                           5,114           8,868
                                                                                       --------        --------
Total current assets                                                                    146,095         190,311
Property, plant and equipment, net                                                       65,870          65,662
Capitalized software                                                                     22,802          24,355
Goodwill                                                                                 18,621          18,621
Other assets                                                                              4,769           4,396
                                                                                       --------        --------
Total assets                                                                           $258,157        $303,345
                                                                                       ========        ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
      Accounts payable                                                                 $  8,148        $  8,750
      Accrued salaries and employee benefits                                              8,961           9,920
      Other accrued expenses                                                              6,598           7,823
      Deferred revenue                                                                    7,100           8,081
                                                                                       --------        --------
Total current liabilities                                                                30,807          34,574
Deferred income taxes                                                                     5,112           7,311
Deferred revenue                                                                          6,333           5,833
Deferred rent                                                                               327             326
Minority interest                                                                            --           1,552
Commitments and contingencies
Stockholders' equity:
      Preferred stock, $.0001 par value per share, 40,000,000 shares
          authorized, none issued and outstanding                                            --              --
      Common stock, $.0001 par value per share; 200,000,000 shares authorized,
          47,599,890 and 48,526,008 shares issued and outstanding at December
          31, 2002 and September 30, 2003, respectively                                       4               5
      Additional paid-in capital                                                        192,625         204,972
      Accumulated other comprehensive income                                                300             470
      Retained earnings                                                                  22,649          48,302
                                                                                       --------        --------
Total stockholders' equity                                                              215,578         253,749
                                                                                       --------        --------
Total liabilities and stockholders' equity                                             $258,157        $303,345
                                                                                       ========        ========

All share and per share amounts have been adjusted to reflect the two-for-one stock split implemented as a 100% stock dividend distributed on September 30, 2003.

                             GEN-PROBE INCORPORATED
                        CONSOLIDATED STATEMENTS OF INCOME
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                   THREE MONTHS ENDED                 NINE MONTHS ENDED
                                                      SEPTEMBER 30,                      SEPTEMBER 30,
                                               -------------------------         ---------------------------
                                                 2002             2003             2002              2003
                                               --------         --------         ---------         ---------
                                                      (UNAUDITED)                        (UNAUDITED)
Revenues:
      Product sales                            $ 40,919         $ 47,927         $  97,586         $ 137,846
      Collaborative research revenue                799            3,737            10,876             9,474
      Royalty and license revenue                 1,079              617             2,969             1,811
                                               --------         --------         ---------         ---------
Total revenues                                   42,797           52,281           111,431           149,131
Operating expenses:
      Cost of product sales                      14,723           10,828            38,940            34,802
      Research and development                   10,145           16,837            33,971            44,324
      Marketing and sales                         4,366            5,943            12,926            16,490
      General and administrative                  5,427            5,740            16,394            15,757
      Amortization of intangible assets              84               84               252               252
                                               --------         --------         ---------         ---------
Total operating expenses                         34,745           39,432           102,483           111,625
                                               --------         --------         ---------         ---------
Income from operations                            8,052           12,849             8,948            37,506
Other income (expenses)
      Interest income                               285              564               478             1,447
      Interest expense                           (1,393)             (14)           (1,849)              (57)
      Other income (expenses), net                 (402)              55             3,227               121
                                               --------         --------         ---------         ---------
Total other income (expenses), net               (1,510)             605             1,856             1,511
                                               --------         --------         ---------         ---------
Income before income taxes                        6,542           13,454            10,804            39,017
Income tax expense                                2,119            4,604             2,747            13,364
                                               --------         --------         ---------         ---------
Net income                                     $  4,423         $  8,850         $   8,057         $  25,653
                                               ========         ========         =========         =========
Net income per share:
                                               --------         --------         ---------         ---------
      Basic                                    $   0.09         $   0.18         $    0.17         $    0.54
                                               ========         ========         =========         =========
      Diluted                                  $   0.09         $   0.18         $    0.17         $    0.52
                                               ========         ========         =========         =========
Weighted average shares outstanding:
      Basic                                      47,600           47,987            47,600            47,745
                                               ========         ========         =========         =========
      Diluted                                    47,602           50,393            47,602            49,159
                                               ========         ========         =========         =========

 Certain prior year amounts have been reclassified to conform with the current year presentation.

All share and per share amounts have been adjusted to reflect the two-for-one stock split implemented as a 100% stock dividend distributed on September 30, 2003.